Exhibit 99.1

RE: NN, Inc.
207 Mockingbird Lane
3rd Floor
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT ABERNATHY MACGREGOR
Robbie Atkinson	Caitlin Petrakis
VP, Corporate Treasurer & Investor Relations	(General info)
(423) 434-8305	212-371-5999

FOR IMMEDIATE RELEASE

March 1, 2017

NN, INC. REPORTS FOURTH QUARTER & FULL YEAR 2016 RESULTS

Johnson City, Tenn, March 1, 2017 –NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today reported its financial results for the fourth quarter and the year ended December 31, 2016.

GAAP Results

Fourth Quarter

Net sales for the fourth quarter of 2016 increased $18.2 million, or 10% to $202.0 million, compared to $183.9 million for the fourth quarter of 2015. Acquisitions, net of divestitures, added $11.6 million in revenue. Sales grew organically by $6.6 million.

On a GAAP basis, income from operations for the fourth quarter of 2016 was $11.6 million, compared to negative $10.8 million for the same period in 2015. Net income on a GAAP basis for fourth quarter of 2016 was $3.4 million, or $0.12 per diluted share. This compares to a net loss of $25.0 million, or $(0.93) per diluted share in the fourth quarter of 2015.

On a GAAP basis, income from operations for fourth quarter 2016 in the Autocam Precision Components Group was $6.8 million compared to $4.0 million for the same period in 2015.

On a GAAP basis, income from operations for fourth quarter 2016 in the Precision Bearing Components Group was $4.3 million compared to $1.2 million for the same period in 2015.

On a GAAP basis, income from operations for fourth quarter 2016 in the Precision Engineered Products Group was $8.6 million compared to $5.0 million loss for the same period in 2015.

Full Year 2016

Net sales for 2016 increased $166.2 million, or 25% to $833.5 million, compared to $667.3 million for 2015. Acquisitions, net of divestitures added $183.0 million in revenue. Sales in the legacy business were negatively impacted by $16.8 million due to weakness in the industrial end market.

On a GAAP basis, income from operations for the fiscal year 2016 were $58.9 million, compared to $26.8 million in 2015. Net income on a GAAP basis for year ended December 31, 2016 was $8.3 million, or $0.30 per diluted share. This compares to a net loss of $7.4 million, or $(0.35) per diluted share in 2015.

On a GAAP basis, income from operations for 2016 in the Autocam Precision Components Group was $29.5 million compared to $31.7 million for 2015.

On a GAAP basis, income from operations for 2016 in the Precision Bearing Components Group was $23.0 million compared to $26.3 million in 2015.

On a GAAP basis, income from operations for 2016 in the Precision Engineered Products Group was $34.7 million compared to a loss of $3.7 million in 2015.

Adjusted Results

Fourth Quarter

Adjusted income from operations for the fourth quarter of 2016 was $21.5 million, an increase of 11%, compared to $19.4 million for the same period in 2015. Adjusted net income was $9.6 million, or $0.35 per diluted share, compared to $6.8 million, or $0.25 per diluted share for the same period in 2015.

Richard Holder, President and Chief Executive Officer, commented, “Our operating performance in the fourth quarter was in line with our expectation. We achieved organic sales growth in all three of our businesses for the first time in 2016 as weakness in the industrial markets modestly improved during the quarter.”

Business Group Results

Autocam Precision Components

Net sales for the fourth quarter of 2016 were $78.7 million, compared to $75.9 million in the fourth quarter of 2015, an increase of 3.6% or $2.7 million. Growth related to our CAFE automotive business accounted for the increase. Adjusted income from operations for the quarter increased $0.2 million to $9.8 million, compared to $9.7 million in the fourth quarter of 2015.

Mr. Holder commented, “The APC group continues to execute on our strategic plan to grow our CAFE business while diversifying our precision machining business into other end markets.”

Precision Bearing Components

Net sales for the fourth quarter of 2016 were $60.4 million, compared to $58.8 million in the fourth quarter of 2015, an increase of $1.6 million. Adjusted income from operations for the fourth quarter was $6.4 million, compared to $3.3 million in the fourth quarter of 2015.

Mr. Holder commented, “The PBC team continues to achieve operating improvements driven by the NN Operating System. The organic sales growth achieved in the PBC coupled with the operational improvements made over the year are impressive and we are pleased with the performance.”

Precision Engineered Products

Net sales for the fourth quarter of 2016 were $63.0 million, compared to $49.1 million in the fourth quarter of 2015, an increase of $13.8 million. The acquisition of PEP, net of divestitures accounted for $11.6 million of the increase. Adjusted income from operations for the quarter was $14.6 million, compared to $10.1 million in 2015.

Mr. Holder commented, “We are pleased with the performance of our PEP group. Our integration efforts are on track, we continue to see the benefits of the execution of the NN Operating System and our investment in our sales team is starting to take hold.”

Full Year 2016

Adjusted income from operations for 2016 were $100.0 million, an increase of 52%, compared to $65.7 million for the same period in 2015. Adjusted net income was $39.5 million, or $1.45 per diluted share, compared to $32.4 million, or $1.53 per diluted share for the same period in 2015.

Business Group Results

Autocam Precision Components

Net sales for 2016 were $326.1 million, compared to $328.3 million in 2015, a decrease of 0.7% or $2.2 million. Weakness in the industrial end market accounted for the decline. Adjusted income from operations for the year increased $1.5 million to $44.0 million, compared to $42.5 million in 2015.

Precision Bearing Components

Net sales for 2016 were $248.5 million, compared to $261.8 million in 2015, a decrease of $13.3 million. Weakness across the industrial end market accounted for the decline. Adjusted income from operations for the year were $27.6 million, compared to $28.5 million in 2015.

Precision Engineered Products

Net sales for 2016 were $258.8 million, compared to $77.2 million in 2015, an increase of $181.6 million. The acquisition of PEP, net of divestitures accounted for $183.0 million of the increase. Adjusted income from operations was $59.2 million, compared to $11.5 million in 2015.

Mr. Holder concluded, “I am very proud of the way the team operated and followed the NN Operating System during 2016. Despite a challenging topline environment, we continued to perform and flex the business in line with our expectations.”

The full set of financial guidance for the first quarter and full year 2017 can be found in our supplemental presentation posted in the Investor Relations section of our website at www.nninc.com.

NN will discuss its results during its quarterly investor conference call tomorrow morning starting at 9:00 a.m. ET. The call and supplemental presentation may be accessed via NN’s website, www.nninc.com. The conference call can also be accessed by dialing 888-481-2845 or 719-325-2432 Conference ID: 6612426. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 90 days.

NN discloses in this press release the non-GAAP financial measures of adjusted income from operations, adjusted net income and adjusted diluted earnings per share. Each of adjusted income from operations and adjusted net income provide supplementary information about the impacts of acquisition related expenses, foreign-exchange and other non-operating impacts on our business.

The financial tables found later in this press release include a reconciliation of adjusted income from operations, adjusted net income and adjusted diluted earnings per share to the U.S. GAAP financial measures of income from operations, net income and diluted earnings per share.

NN, Inc., a diversified industrial company combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 40 manufacturing plants in North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding completed acquisitions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Condensed Consolidated Statements of Net Income and Comprehensive Income (Loss)

(in thousands, except per share data)	For the Three Months Ended December 31, 2016	For the Three Months Ended December 31, 2015	For the Year ended December, 31 2016	For the Year ended December, 31 2015
Net sales	$202,029	$183,854	$833,488	$667,280
Cost of products sold (exclusive of depreciation and amortization shown separately below)	151,936	147,773	621,022	525,993
Selling, general and administrative	20,087	13,833	80,738	51,745
Acquisition related costs excluded from selling, general and administrative	—	7,734	—	11,682
Depreciation and amortization	15,311	18,781	62,488	44,482
(Gain) loss on disposal of assets	288	(687)	288	(687)
Restructuring and impairment charges	2,783	7,268	10,024	7,268

Income from operations	11,624	(10,848)	58,928	26,797
Interest expense	14,230	13,356	63,154	29,899
Write-off of unamortized debt issuance costs	—	18,673	2,589	18,673
Derivative payments (receipts) on interest rate swap	—	—	609	—
Derivative (gains) losses on change in interest rate swap fair value	(682)	—	2,448	—
Other (income) expense, net	(187)	(837)	(2,375)	1,175

Income (loss) before provision (benefit) for income taxes and share of net income from joint venture	(1,737)	(42,040)	(7,497)	(22,950)
Provision (benefit) expense for income taxes	(3,361)	(14,527)	(9,830)	(10,518)
Share of net income from joint venture	1,768	2,498	5,938	5,001

Net income	$3,392	$(25,015)	$8,271	$(7,431)

Basic income per share:
Net income	$0.12	$(0.93)	$0.31	$(0.35)

Weighted average shares outstanding	27,241	26,840	27,016	21,181

Diluted income per share:
Net income	$0.12	$(0.93)	$0.30	$(0.35)

Weighted average shares outstanding	27,421	26,840	27,154	21,181

Cash dividends per common share	$0.07	$0.07	$0.28	$0.28

NN, Inc.

Selected Balance Sheet Items

(in thousands, except per share data)	For the Year ended December, 31 2016	For the Year ended December, 31 2015
Cash	$14,405	$15,087
Current maturities of long-term debt	12,751	11,714
Current portion of obligation under capital lease	3,762	4,786
Long-term debt, net of current portion	785,713	795,400
Obligation under capital lease, net of current portion	5,851	9,573

Reconciliation of GAAP net income to NON-GAAP adjusted net income:

NN, Inc—Total Company	Three Months Ended December 31, 2016		Three Months Ended December 31, 2015
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
GAAP Net income	$3,392	$0.12	($25,015)	($0.93)
Pre-tax acquisition and integration costs	1,138	0.04	31,604	1.16
Pre-tax foreign exchange loss on inter-company loans	212	0.01	42	0.00
Pre-tax reorganization and impairment charges	2,783	0.10	6,163	0.23
Pre-tax write-off of unamortized debt issuance costs	—	—	—
Pre-tax write of interest rate swap	(115)	(0.00)	—
Pre-tax Amortization of intangibles & deferred financing costs	7,117	0.26	5,125	0.19
Tax effect of all adjustment reflected above	(4,950)	(0.18)	(11,133)	(0.41)

Non- GAAP Adjusted net income	$9,576	$0.35	$6,786	$0.25

Reconciliation of GAAP net income to NON-GAAP adjusted net income:

NN, Inc—Total Company	Twelve Months Ended December 31, 2016		Twelve Months Ended December 31, 2015
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
GAAP Net income	$8,271	$0.30	($7,431)	($0.35)
Pre-tax acquisition and integration costs	4,651	0.17	36,750	1.74
Pre-tax foreign exchange (gain) loss on inter-company loans	($1,219)	(0.04)	1,285	0.06
Pre-tax reorganization and impairment charges	10,024	0.37	6,176	0.29
Pre-tax write-off of unamortized debt issuance costs	$2,589	0.10	—	—
Pre-tax write of interest rate swap	$3,785	0.14	—	—
Pre-tax Amortization of intangibles & deferred financing costs	$30,919	1.14	9,504	0.45
Tax effect of all adjustment reflected above	($19,580)	(0.72)	(13,926)	(0.66)

Non- GAAP Adjusted net income	$39,440	$1.45	$32,358	$1.53

Reconciliation of GAAP income from operations to Non-GAAP adjusted income from operations:

NN, Inc—Total Company	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2015		2016		2015
	$‘000	% of Sales	$‘000	% of Sales	$‘000	% of Sales	$‘000	% of Sales
GAAP Income from operations	$11,624	5.8%	($10,848)	-5.9%	$58,928	7.1%	$26,797	4.0%
Restructuring & impairment charges	2,783	1.4%	7,379	4.0%	10,024	1.2%	7,379	1.1%
Acquisition & integration expenses	1,138	0.6%	17,931	9.8%	4,651	0.6%	23,749	3.6%
Amortization of intangibles	5,915	2.9%	4,940	2.7%	26,351	3.2%	7,790	1.2%

Non-GAAP Adjusted income from operations (a)	$21,460	10.6%	$19,402	10.6%	$99,954	12.0%	$65,715	9.8%

GAAP Total Sales	$202,030		$183,855		$833,488		$667,280

Reconciliation of GAAP income from operations to Non-GAAP adjusted income from operations:

NN, Inc—Autocam Precision Components Group	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2015		2016		2015
	$‘000	% of Sales	$‘000	% of Sales	$‘000	% of Sales	$‘000	% of Sales
GAAP Income from operations	$6,755	8.6%	$3,993	5.3%	$29,516	9.1%	$31,700	9.7%
Restructuring & impairment Charges	409	0.5%	2,634	3.5%	4,968	1.5%	2,624	0.8%
Acquisition & integration expenses	—	0.0%	1,185	1.6%	—	0.0%	1,195	0.4%
Amortization of intangibles	885	1.1%	889	1.2%	3,540	1.1%	3,518	1.1%

Non-GAAP Adjusted income from operations (a)	$8,049	10.2%	$8,701	11.5%	$38,024	11.7%	$39,037	11.9%

China JV Contribution	1,768		951		5,938		3,454
Non-GAAP Adjusted income from operations	$9,817	12.5%	$9,652	12.7%	$43,962	13.5%	$42,491	12.9%
GAAP Total Sales	$78,665		$75,924		$326,138		$328,260

Reconciliation of GAAP income from operations to Non-GAAP adjusted income from operations:
NN, Inc—Precision Bearing Components Group	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2015		2016		2015
	$‘000	% of Sales	$‘000	% of Sales	$‘000	% of Sales	$‘000	% of Sales
GAAP Income from operations	$4,346	7.2%	$1,186	2.0%	$22,985	9.2%	$26,310	10.0%
Restructuring & impairment Charges	1,976	3.3%	2,019	3.4%	4,366	1.8%	2,019	0.8%
Amortization of intangibles	53	0.1%	52	0.1%	224	0.1%	208	0.1%

Non-GAAP Adjusted income from operations (a)	$6,375	10.6%	$3,257	5.5%	$27,575	11.1%	$28,537	10.9%

GAAP Total Sales	$60,386		$58,796		$248,534		$261,837

Reconciliation of GAAP income from operations to Non-GAAP adjusted income from operations:

NN, Inc—Precision Engineered Components Group	Three Months Ended December 31,					Twelve Months Ended December 31,
	2016		2015			2016		2015
	$‘000	% of Sales	$‘000		% of Sales	$‘000	% of Sales	$‘000		% of Sales
GAAP Income from operations	$8,628	13.7%	-$	5,027	-10.2%	$34,744	13.4%	-$	3,718	-4.8%
Acquisition & integration expenses	994	1.6%		11,150	22.7%	1,914	0.7%		11,150	14.4%
Amortization of intangibles	4,977	7.9%		3,999	8.1%	22,587	8.7%		4,064	5.3%

Non-GAAP Adjusted income from operations (a)	$14,599	23.2%		$10,122	20.6%	$59,245	22.9%		$11,496	14.9%

GAAP Total Sales	$62,979			$49,135		$258,816			$77,183

The Company discloses in this presentation the non-GAAP financial measures of adjusted income from operations, adjusted net income and adjusted diluted earnings per share. Each of these non-GAAP financial measures provide supplementary information about the impacts of acquisition and integration related expenses, foreign-exchange impacts on inter-company loans reorganizational and impairment charges. Over the past three years, we have completed six acquisitions, two of which were transformative for the Company. The costs we incurred in completing such acquisitions, including the amortization of intangibles and deferred financing costs, have been excluded from these measures because their size and inconsistent frequency are unrelated to our commercial performance during the period, and which we believe are not indicative of our ongoing operating costs. We exclude the impact of currency translation from these measures because foreign exchange rates are not under management’s control and are subject to volatility. Other non-operating charges such as, the write-off of our interest rate swap, are excluded as the charges on not indicative of our ongoing operating cost. We believe the presentation of adjusted income from operations, adjusted net income and adjusted diluted earnings per share provide useful information in assessing our underlying business trends and facilitates comparison of our long-term performance over given periods

The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to actual net income growth derived from income amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results.

(a) Non-GAAP Adjusted income from operations, represents GAAP income from operations, adjusted to exclude the effects of restructuring and non-cash impairment charges (related to plant closures and other charges incurred to implement our strategic goals, that do not necessarily represent a major strategic shift in operations), one-time charges related to acquisition and integration costs, intangible amortization costs for fair value step-up in values related to acquisitions, and when applicable, our share of income from joint venture operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income from operations, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income from operations.

(b) Non-GAAP adjusted net income and adjusted diluted earnings per share, represents GAAP net income, adjusted to exclude the tax-affected effects of restructuring and impairment charges (related to plant closures and other charges incurred to implement our strategic goals, that do not necessarily represent a major strategic shift in operations), one-time charges related to acquisition and integration costs, amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, and foreign exchange gain (loss) on inter-company loans. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted net income and Non-GAAP adjusted diluted earnings per share, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP net income.

(c) This line item reflects the aggregate tax effect of all nontax adjustments reflected in the table above. In addition, the footnotes above indicate the after-tax amount of each individual adjustment item. NN, Inc. estimates the tax effect of the adjustment items identified in the reconciliation schedule above by applying NN, Inc’s. overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment.